ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Jason Maymudes
Scott Francis (9l8) 25l-9121	(212) 896-1250 / (212) 896-1211
grussell@kcsa.com / jmaymudes@kcsa.com

ADDvantage Technologies Announces Financial Results for the
Fiscal Second Quarter of 2012
- - -
Total revenue of $9.2 million and adjusted net income of $0.04 per diluted share
- - -
Paid $9.4 million of debt and $0.8 million to terminate associated interest rate swap agreement

BROKEN ARROW, Oklahoma, May 8, 2012 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three and six month periods ended March 31, 2012.

Revenue for the three months ended March 31, 2012 slightly increased to $9.2 million compared to $8.9 million for the same period last year. Sales of new equipment were $5.8 million for the three months ended March 31, 2012 as compared to $6.4 million for the three months ended March 31, 2011.  New equipment sales continued to be negatively impacted by several factors including the continued economic downturn in the cable television industry as multiple system operator (“MSO”) customers continue to conserve cash and limit capital expenditures, partially offset by revenue from Adams Global Communications, which was acquired in May 2011.  Net refurbished equipment sales were $2.4 million for the three months ended March 31, 2012 as compared to $1.3 million for the same period last year. The increase in net refurbished equipment sales was primarily driven by our acquisition of Adams Global Communications.  Service revenue was $1.1 million for the three month period ended March 31, 2012 as compared to $1.2 million for the same period last year.

In March, the Company paid off the outstanding amount owed of $9.4 million under one of its term loans.  In connection with paying off this loan, the Company also terminated the associated interest rate swap agreement for $0.8 million.  The termination payment was recorded as a one-time charge to interest expense.  In paying off the debt, it is anticipated that the Company will have reduced interest expense of approximately $1.3 million over the remaining term of the debt.  In addition, the Company will have cash flow savings of approximately $0.5 million per quarter from lower debt service payments.

Net loss for the three months ended March 31, 2012 was $0.1 million, or $0.01 per diluted share, as compared to net income of $0.6 million, or $0.06 per diluted share, for the same period last year.  Removing the impact of the termination payment in March 2012, adjusted net income for the three months ended March 31, 2012 was $0.4 million, or $0.04 per diluted share.

For the six months ended March 31, 2012, revenue increased to $18.2 million from $18.1 million, for the same period last year.  Net income for the six month period was $0.4 million, or $0.04 per diluted share, as compared to $1.3 million, or $0.13 per diluted share, for the first six months of fiscal 2011.  Removing the impact of the termination payment in March 2012, adjusted net income for the six months ended March 31, 2012 was $0.9 million, or $0.09 per diluted share.

“Total sales for the quarter increased slightly compared to the same period last year, which was mostly driven by strong sales of refurbished equipment attributable to Adams Global Communications, which we acquired in May 2011.  We are continuing to look for strategic growth opportunities within our core business or that will give us access to new markets,” stated David Humphrey, newly appointed President and CEO of ADDvantage Technologies. “I’m excited to join the ADDvantage team at such an important time in its history.  With its positive cash flow, strong deleveraged balance sheet and access to our $7.0 million line of credit, we have a lot of flexibility in developing a strategy that will put us back on the path towards long-term growth.”

Earnings Conference Call
As previously announced the Company will host a conference call on Tuesday, May 8, 2012, at 12:00 p.m. Eastern Time.  The call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.  The dial-in number for the conference call is (877)-627-6544 (domestic) or (719)-325-4792 (international).  All dial-in participants must use the following code to access the call: 5846012. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through May 22, 2012 at (877) 870-5176 (domestic) or (858) 384-5517 (international).  Participants must use the following code to access the replay of the call: 5846012.  The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, Motorola and Fujitsu Frontech North America, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Adams Global Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

Non-GAAP Financial Measures
Adjusted net income and adjusted net income per diluted share are not generally accepted accounting principles (“GAAP”) measures and are not intended to be used in lieu of a GAAP presentation of net income/loss and income/loss per diluted share.  Adjusted net income and adjusted net income per diluted share were calculated by excluding the one-time payment to terminate the interest rate swap agreement and the related tax effect of that payment.  Adjusted net income and adjusted net income per diluted share were presented to supplement our GAAP consolidated financial statements to allow a better comparison of results in the current period as compared to the prior year and to provide a more meaningful insight to the Company’s on-going operating performance after exclusion of these items.  Reconciliations of net income (loss) to adjusted net income and adjusted net income per diluted share for the periods presented are included in the tables at the end of this release.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Sales:
Net new sales income	$5,778,308	$6,417,153	$10,973,273	$12,942,166
Net refurbished sales income	2,366,833	1,299,781	4,955,550	2,701,282
Net service income	1,085,815	1,179,771	2,306,528	2,482,703
Total net sales	9,230,956	8,896,705	18,235,351	18,126,151
Cost of sales	6,703,637	6,211,995	12,969,011	12,561,876
Gross profit	2,527,319	2,684,710	5,266,340	5,564,275
Operating, selling, general and administrative expenses	1,712,862	1,545,141	3,559,477	3,043,647
Income from operations	814,457	1,139,569	1,706,863	2,520,628
Interest expense	940,736	174,863	1,099,362	360,287
Income (loss) before provision for income taxes	(126,279)	964,706	607,501	2,160,341
Provision (benefit) for income taxes	(50,000)	366,000	237,000	821,000
Net income (loss)	(76,279)	598,706	370,501	1,339,341

Other comprehensive income:
Unrealized gain on interest rate swap, net of taxes	532,889	83,622	587,258	230,791

Comprehensive income	$456,610	$682,328	$957,759	$1,570,132

Earnings (loss) per share:
Basic	$(0.01)	$0.06	$0.04	$0.13
Diluted	$(0.01)	$0.06	$0.04	$0.13
Shares used in per share calculation:
Basic	10,199,564	10,154,355	10,203,477	10,149,163
Diluted	10,200,508	10,164,046	10,204,780	10,160,414

ADDVANTAGE TECHNOLOGIES GROUP, INC.
RECONCILIATION OF CERTAIN NON-GAAP ITEMS TO GAAP
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Calculation of adjusted net income:
Net income	$(76,279)	$598,706	$370,501	$1,339,341
Add: Termination payment	815,415	–	815,415	–
Less: Tax impact of termination payment	(318,012)	–	(318,012)	–
Adjusted net income	$421,124	$598,706	$867,904	$1,339,341

GAAP earnings (loss) per share – Basic	$(0.01)	$0.06	$0.04	$0.13
Total adjustments to GAAP net income (loss)	0.05	–	0.05	–
Non-GAAP earnings per share – Basic	$0.04	$0.06	$0.09	$0.13

GAAP earnings (loss) per share – Diluted	$(0.01)	$0.06	$0.04	$0.13
Total adjustments to GAAP net income (loss)	0.05	–	0.05	–
Non-GAAP earnings per share – Diluted	$0.04	$0.06	$0.09	$0.13

Shares used in non-GAAP per share calculation:
Basic	10,199,564	10,154,355	10,203,477	10,149,163
Diluted	10,200,508	10,164,046	10,204,780	10,160,414

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2012 (unaudited)	September 30, 2011 (audited)
Assets
Current assets:
Cash and cash equivalents	$2,113,172	$10,943,654
Accounts receivable, net of allowance of $300,000	3,348,001	4,244,049
Income tax refund receivable	221,351	349,745
Inventories, net of allowance for excess and obsolete
inventory of $1,758,000 and $1,556,000, respectively	24,719,350	25,777,747
Prepaid expenses	196,089	177,486
Deferred income taxes	1,049,000	1,059,000
Total current assets	31,646,963	42,551,681

Property and equipment, at cost:
Land and buildings	8,797,402	8,683,679
Machinery and equipment	2,919,764	2,856,615
Leasehold improvements	205,797	205,797
Total property and equipment, at cost	11,922,963	11,746,091
Less accumulated depreciation and amortization	(3,569,175)	(3,392,329)
Net property and equipment	8,353,788	8,353,762

Other assets:
Deferred income taxes	18,000	403,000
Goodwill	1,560,183	1,560,183
Other assets	13,778	19,245
Total other assets	1,591,961	1,982,428

Total assets	$41,592,712	$52,887,871

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,050,443	$2,675,907
Accrued expenses	889,952	1,240,224
Notes payable – current portion	184,008	1,814,008
Total current liabilities	3,124,403	5,730,139

Notes payable, less current portion	1,594,616	10,244,120
Other liabilities	–	957,258

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,465,323 and 10,431,354 shares issued, respectively; and 10,189,120 and 10,207,390 shares outstanding, respectively	104,653	104,314
Paid in capital	(5,811,459)	(5,884,521)
Retained earnings	43,100,599	42,730,098
Accumulated other comprehensive loss:
Unrealized loss on interest rate swap, net of tax	–	(587,258)
Total shareholders’ equity before treasury stock	36,886,126	36,362,633

Less: Treasury stock, 276,203 and 223,964 shares, respectively, at cost	(520,100)	(406,279)
Total shareholders’ equity	36,873,693	35,956,354

Total liabilities and shareholders’ equity	$41,592,712	$52,887,871